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                                                                       Exhibit 4



                             STOCKHOLDERS AGREEMENT


            STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of November 23, 1999, by and among METROPOLITAN LIFE INSURANCE COMPANY, a New York mutual life insurance company ("Buyer"), GENAMERICA CORPORATION, a Missouri corporation ("GenAmerica"), GENERAL AMERICAN LIFE INSURANCE COMPANY, a Missouri insurance company and wholly-owned subsidiary of GenAmerica ("GALIC"), EQUITY INTERMEDIARY COMPANY, a Missouri corporation and a wholly-owned subsidiary of GALIC ("EIM"), and REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation 53.5% of the outstanding common stock of which is owned by EIM (the "Company").

                             W I T N E S S E T H:

            WHEREAS, the Company and Buyer have entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of November 23, 1999, pursuant to which the Company shall sell to Buyer, and Buyer shall purchase from the Company, shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock");

            WHEREAS, GenAmerica, GALIC, EIM and the Company wish to execute and deliver this Agreement in order to induce Buyer to purchase shares of Company Common Stock under the Stock Purchase Agreement;

            NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            As used in this Agreement, the following terms have the following respective meanings:

            "Affiliate" shall mean, with respect to any person, any other person who directly or indirectly controls, is controlled by or is under common control with such person. The term "control", for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled person.

            "Affiliated Stockholder" shall mean any Affiliate of GenAmerica, GALIC or EIM who at such time is the record or beneficial owner of any Company Common Stock.

            "Board" shall have the meaning set forth in Section 4.1(a).

            "Business Day" shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) any other day on which banks are authorized or required to close in New York, New York.

            "Buyer" shall have the meaning set forth in the first paragraph hereof and, with respect to any successor or assign of Buyer that becomes such in accordance with Section 6.7 hereof, such successor or assign.

            "Buyer Affiliates" shall have the meaning set forth in Section
4.1(a).

            "Company" shall have the meaning set forth in the first paragraph hereof.

            "Company Common Stock" shall have the meaning set forth in the recitals hereto.

            "Company Plans" shall have the meaning set forth in Section 3.11(b) of the Stock Purchase Agreement.

            "Company Preferred Stock" shall have the meaning set forth in
Section 3.3(a) of the Stock Purchase Agreement.

            "EIM" shall have the meaning set forth in the first paragraph hereof.

            "Exempt Transfers" means (a) any transfers of Company Common Stock made (i) in connection with a Public Offering or a public offering pursuant to a registration statement on Form S-4 or any successor form or a tender offer on
Schedule 14D-1, 13E-3 or 13E-4 or any successor form, or (ii) pursuant to Rule 144 under the Securities Act, or (b) any bona fide pledges of Company Common Stock to any financial institution.

            "GALIC" shall have the meaning set forth in the first paragraph hereof.

            "GenAmerica" shall have the meaning set forth in the first paragraph hereof.

            "General American" shall mean General American Mutual Holding Company, a Missouri mutual insurance holding company.

            "General American Agreement" shall mean the Stock Purchase Agreement, dated as of August 26, 1999, by and between General American and Buyer, as amended from time to time.

            "Offer" shall have the meaning set forth in Section 4.1(a).

            "Offered Shares" shall have the meaning set forth in Section
4.1(a).

            "person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization or a government entity or any department, agency or political subdivision thereof.

            "Prohibited Transfer" shall have the meaning set forth in Section
3.1.

            "Proposed Transferee" shall have the meaning set forth in Section 4.1(a).

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            "Public Offering" means an offering of Company Common Stock to the general public pursuant to a registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form or forms) filed with and declared effective by the SEC under the Securities Act.

            "Remaining Offered Shares" shall have the meaning set forth in
Section 4.1(c).

            "Rights Agreement" shall mean the Rights Agreement, dated as of May 4, 1993, between the Company and Chase Mellon Shareholder Services, L.L.C. (as successor to Boatman's Trust Company), as amended.

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Selling Stockholder" shall have the meaning set forth in Section 4.1(a).

            "Stock Purchase Agreement" shall have the meaning set forth in the recitals hereto.

            "Subsidiary" shall mean with respect to any person, any other person of which such first person, directly or indirectly, owns or controls 50% or more of the securities or other interests entitled to vote under ordinary circumstances in the election of directors or others performing similar functions with respect to such other person or to otherwise control such other person.

            "Tag-Along Notice" shall have the meaning set forth in Section
4.1(d).

            "Tag-Along Right" shall have the meaning set forth in Section
4.1(b).

            "Tag-Along Shares" shall have the meaning set forth in Section
4.1(b).

            "Tag-Along Stockholder" shall have the meaning set forth in
Section 4.1(b).

            "transfer" means and includes any direct or indirect offer for sale, sale, assignment, transfer, pledge, encumbrance, or other disposition of, or the subjecting to a security interest of, any Company Common Stock or any disposition of any Company Common Stock or of any interest therein which would constitute a sale thereof within the meaning of the Securities Act.

                                   Article II

                         REPRESENTATIONS AND WARRANTIES

            Section 2.1 By the Company. The Company hereby represents and warrants to Buyer that (i) Schedule 1 correctly and completely sets forth the Company's capitalization as of the date hereof, indicating the authorized, issued and outstanding capital stock of the Company and any securities which are convertible into or exercisable or exchangeable for any capital stock

                                      -3-
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of the Company, and (ii) as of the date hereof, the Company is not a party to any agreement with respect to the holding, voting, acquisition or disposition of any securities described in the immediately preceding clause (i) except that 2,007,282 shares of Company Common Stock are reserved for issuance pursuant to the Company Plans and 500,000 shares of Company Preferred Stock are reserved for issuance pursuant to the Rights Agreement.

Section 2.2 By GenAmerica, GALIC and EIM. GenAmerica, GALIC and EIM hereby represent and warrant to Buyer that (i) EIM is the sole record and beneficial owner of 24,131,250 shares of Company Common Stock, (ii) except for the General American Agreement (as such term is defined in the Stock Purchase Agreement), such shares of Company Common Stock are not subject to any agreement or understanding relating to or restricting voting or transfer thereof and (iii) neither EIM nor any of its Affiliates is a record or beneficial owner of any capital stock of the Company (or any securities which are convertible into or exercisable or exchangeable for any capital stock of the Company) other than as set forth in this Section 2.2.

                                  ARTICLE III

                            RESTRICTIONS ON TRANSFERS

Section 3.1 Transferees Subject to Agreement. In the event of any transfer of shares of Company Common Stock or rights to acquire shares of Company Common Stock by EIM or any Affiliated Stockholder (other than pursuant to the General American Agreement), the transferee shall hold such shares of Company Common Stock or rights so acquired with all the rights conferred by, and subject to all of the restrictions imposed by, this Agreement applicable to the transferor of such shares of Company Common Stock or rights. In addition, any transferee of any shares of Company Common Stock or rights shall, as a condition of the consummation of such transfer, agree to be subject to this Agreement. Any purported transfer of shares of Company Common Stock or rights in violation of this Agreement (a "Prohibited Transfer") shall be null and void. The Company shall not record any Prohibited Transfer on its books and shall not recognize any equitable or other claim to, or any interest in, shares of Company Common Stock or rights that are the subject of a Prohibited Transfer on the part of any person other than the stockholder that attempted to transfer the shares of Company Common Stock or rights in violation of this Agreement. The Company shall refuse to record on its books any purported transfer of shares of Company Common Stock by EIM or any Affiliated Stockholder unless Buyer's written consent to such transfer has been obtained, which consent shall not be unreasonably withheld.

Section 3.2 Exceptions to Transfer Restrictions.  The prohibitions of
Section 3.1 shall not apply to any Exempt Transfers.

Section 3.3 Restrictive Legends. Each certificate representing shares of Company Common Stock now or hereafter owned (whether beneficially or of record) by EIM or any Affiliated Stockholder shall bear a legend substantially in the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE STOCKHOLDERS AGREEMENT DATED AS OF NOVEMBER 23, 1999 AMONG

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            REINSURANCE GROUP OF AMERICA, INCORPORATED AND CERTAIN OF ITS
            STOCKHOLDERS. A COPY OF THE ABOVE-REFERENCED AGREEMENT IS ON FILE AT THE OFFICE OF REINSURANCE GROUP OF AMERICA, INCORPORATED.

Whenever any such shares cease to be subject to this Agreement, the holder thereof shall be entitled to receive from the Company, without expense, upon surrender to the Company of the certificates representing such shares, a new certificate in such holder's name representing such shares of like tenor but without a legend of the character set forth above.

                                   ARTICLE IV

                                 TAG-ALONG RIGHT

Section 4.1       Tag-Along Right.

(a) Except for Exempt Transfers and without limiting anything contained in
Article III, if at any time and from time to time EIM and/or any Affiliated Stockholder (collectively, the "Selling Stockholder") proposes to transfer, in any transaction or series of related transactions, a number of shares of Company Common Stock and/or rights to acquire (pursuant to conversion, exchange or other exercise) a number of shares of Company Common Stock (collectively, the "Offered Shares") equal to no less than five percent (5%) of the shares then collectively owned (whether beneficially or of record) by such Selling Stockholder and its Affiliates (counting the Offered Shares issuable upon the exercise of any right to acquire same as outstanding for purposes of this Article IV) pursuant to a bona fide, arm's-length offer from a bona fide third party (the "Proposed Transferee"), the Selling Stockholder shall submit a notice (an "Offer") to Buyer and its Affiliates who own (whether beneficially or of record) any shares of Company Common Stock ("Buyer Affiliates"). The Offer shall disclose (i) the identity of the Selling Stockholder and the Proposed Transferee, (ii) the total number of Offered Shares proposed to be transferred, (iii) the total number of shares of Company Common Stock owned by such Selling Stockholder, (iv) the terms and conditions of the proposed transfer of the Offered Shares to the Proposed Transferee, including the price per share to be paid, (v) the terms and conditions of payment offered by the Proposed Transferee and, in the case of consideration in whole or in part other than cash, the fair market value thereof as determined promptly and in good faith by the Selling Stockholder as of the date of the Offer, (vi) the address of the Selling Stockholder, (vii) that the Proposed Transferee has been informed of the Tag-Along Right provided for in this Article IV, and (viii) any other material facts relating to the proposed sale of the Offered Shares to the Proposed Transferee.

(b) Buyer and the Buyer Affiliates (collectively, the "Tag-Along Stockholder") shall have the irrevocable right (the "Tag-Along Right") to require the Selling Stockholder to cause the Proposed Transferee to purchase from such Tag-Along Stockholder that number of shares of Company Common Stock held by such Tag-Along Stockholder as is equal to the product of the Offered Shares multiplied by a fraction, the numerator of which is the number of shares of Company Common Stock owned (whether beneficially or of record) by such Tag-Along Stockholder and the denominator of which is the sum of the number of shares of Company Common Stock owned (whether beneficially or of record) by the Selling Stockholder

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and all Tag-Along Stockholders who are exercising their Tag-Along Rights (the
"Tag-Along Shares").

(c) The transfer of the Offered Shares (as reduced by the Tag-Along Shares, the "Remaining Offered Shares") and the Tag-Along Shares shall be for the same consideration (except as may be determined pursuant to Section 4.1(e) below) and otherwise on the same terms and conditions (including, without limitation, seller representations (except any representations specific to a particular seller), provided that the aggregate liability of the Tag-Along Stockholder for breaches of representations, warranties and covenants and agreements contained in the definitive documents relating to such transfer shall not exceed the sales proceeds received by the Tag-Along Stockholder in such transfer) for all holders as set forth in the Offer (counting as part of such consideration any price associated with the exercise of any rights to acquire Remaining Offered Shares).

(d) The Tag-Along Right shall be exercised by a Tag-Along Stockholder by notifying the Selling Stockholder and the Company in writing (the "Tag-Along Notice") within twenty (20) days of its receipt of the Offer of its intention to sell its Tag-Along Shares. The Tag-Along Notice shall state the number of shares of Company Common Stock that such Tag-Along Stockholder proposes to include in such transfer to the Proposed Transferee, which number shall not exceed the maximum number of shares of Company Common Stock which such Tag-Along Stockholder would be entitled to include if all Tag-Along Stockholders elected to participate in the transfer to the fullest extent possible, determined in accordance with Section 4.1(b). Failure by any Tag-Along Stockholder to deliver a Tag-Along Notice by the end of such twenty (20) day period shall be deemed to constitute the election of such Tag-Along Stockholder not to exercise its Tag-Along Rights.

(e) In the event that the consideration proposed to be paid for the Offered Shares by the Proposed Transferee shall include any consideration other than cash, and the Offer includes a fair market value of such non-cash consideration that the Tag-Along Stockholder objects to, the Tag-Along Notice shall set forth such objection. If the Selling Stockholder and holders representing a majority-in-interest of the Tag-Along Stockholders cannot agree on a valuation within five (5) Business Days following the twenty (20) day period following the date the Offer was made, then the dispute shall be referred to a nationally-recognized investment banking firm selected jointly by the Selling Stockholder and holders representing a majority-in-interest of the Tag-Along Stockholders. If the Selling Stockholder and holders representing a majority-in-interest of the Tag-Along Stockholders cannot agree on the selection of an investment banking firm, then the Selling Stockholder and holders representing a majority-in-interest of the Tag-Along Stockholders shall each select one such firm and such firms shall designate a mutually acceptable investment banking firm with a nationwide reputation to determine the aggregate value of all consideration proposed to be paid by the Proposed Transferee for the Offered Shares. The expenses of such investment banking firms shall be paid one-half by each of the Selling Stockholder and the Tag-Along Stockholders (each of whom shall pay their pro rata portion of such expenses based upon the number of Tag-Along Shares that such Tag-Along Stockholder requested to sell). All determinations made pursuant to this Section 4.1(e) shall be final, conclusive and binding on the Selling Stockholder and the Tag-Along Stockholders.

                                      -6-
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(f) Within forty-five (45) days of the delivery of the Offer to the Tag-Along
Stockholders, the Selling Stockholder shall deliver to each Tag-Along Stockholder who validly exercises its Tag-Along Right, a notice setting forth the number of shares of Company Common Stock that such Tag-Along Stockholder will be entitled to sell to the Proposed Transferee pursuant to this Section 4.1, and the delivery instructions and procedures required to effectuate the transfer. In the event that any Tag-Along Stockholders do not choose to participate in the transfer to the fullest extent possible, the Selling Stockholder shall have the right to include shares of Company Common Stock that Tag-Along Stockholders would have been entitled to include but did not elect to include, to the extent that the Selling Stockholder owns the number of such shares of Company Common Stock.

(g) If the Proposed Transferee does not purchase shares of Company Common Stock from the Tag-Along Stockholders who exercise their respective Tag-Along Rights at the same price and on the same terms and conditions as the Proposed Transferee purchases from the Selling Stockholder, then the Selling Stockholder shall not be permitted to transfer any shares of Company Common Stock to the Proposed Transferee in the proposed transfer. The Selling Stockholder and the Tag-Along Stockholders who validly exercise their respective Tag-Along Rights shall have the right, for a one hundred twenty (120) day period following the delivery of the Offer, to transfer to the Proposed Transferee the shares of Company Common Stock proposed to be transferred on terms and conditions no more favorable to the Selling Stockholder and such Tag-Along Stockholders than those stated in the Offer. Any shares of Company Common Stock that continue to be held by the Selling Stockholder or any such Tag-Along Stockholders after the earlier of the consummation of the proposed transfer or the expiration of such one hundred twenty (120) day period shall again be subject to the provisions of this
Section 4.1.

Section 4.2 Costs. All reasonable costs and expenses incurred by any seller in connection with a transfer under Section 4.1, including, without limitation, all reasonable attorneys' fees, costs and disbursements and any reasonable finders' fees or brokerage commissions, shall be allocated pro rata among the stockholders transferring shares of Company Common Stock in such transfer, with each bearing that portion of such costs and expenses equal to the aggregate of such costs and expenses multiplied by a fraction, the numerator of which is the amount of the gross proceeds received by such stockholder from such transfer, and the denominator of which is the total amount of the gross proceeds received by all stockholders from such transfer. Such costs and expenses shall include the fees of no more than one counsel for Buyer, and no more than one counsel for GenAmerica, GALIC and EIM collectively.

                                   ARTICLE V

                                CERTAIN COVENANTS

Section 5.1 Actions Requiring Consent of Buyer. For so long as Buyer and its Affiliates collectively continue to own (whether beneficially or of record) shares of Company Common Stock representing at least 5% of the shares of Company Common Stock outstanding as of the date hereof, the Company shall not undertake the following actions without the prior written consent of Buyer which shall not be unreasonably withheld or delayed: (i) enter into, or waive or materially modify any provision of, any registration rights agreement except for such of the foregoing as which would not be reasonably likely to materially adversely affect the rights of

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
Buyer or its Affiliates hereunder, in Buyer's reasonable determination, or (ii) directly or indirectly redeem or repurchase any shares of Company Common Stock owned by EIM or any Affiliated Stockholder unless such redemption or repurchase is available to all shareholders of the Company for the same consideration and on the same terms and conditions, including without limitation any open market repurchase program, or, in the case of an Affiliated Stockholder who is an individual, unless such redemption or repurchase is in connection with an employee or director benefit plan in the ordinary course of business.

Section 5.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.3 Additional Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may proceed to protect and enforce their rights either by proceeding in equity and/or by action at law, including, but not limited to, an action for damages as a result of any breach; and/or an action for specific performance of any such covenant or agreement contained in this Agreement, and/or a temporary or permanent injunction, in any case without showing any actual damage and without establishing, in the case of an equitable proceeding, that the remedy at law is inadequate and without the need to post any bond or other undertaking as a condition to obtaining preliminary injunctive relief. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

                                   ARTICLE VI

                                  MISCELLANEOUS

Section 6.1 Termination. This Agreement shall terminate upon the earlier to occur of (i) the sale of all of Buyer's shares of Company Common Stock pursuant to a Public Offering effectuated pursuant to the Registration Rights Agreement or pursuant to Rule 144 under the Securities Act, (ii) at the time when Buyer, its Affiliates and any person who purchases shares of Company Common Stock from Buyer in accordance with Section 6.7(ii) hereof own in the aggregate fewer than 478,469 shares of Company Common Stock purchased pursuant to the Stock Purchase Agreement (and Buyer, its Affiliates or such persons agree to deliver to the Company, within 30 days after receipt of a written request from the Company, a written certification of its respective ownership of such shares of Company Common Stock, but the Company shall not make such request (a) earlier than June 30, 2000 or (b) within 180 days after the date of any other such request), or
(iii) the completion of Buyer's purchase of all of the outstanding shares of capital stock of GenAmerica from General American pursuant to the General American Agreement.

Section 6.2 Share Calculations. Unless otherwise specified, all share calculations made pursuant to this Agreement shall be determined on a primary (i.e., undiluted) basis.

Section 6.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

Section 6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without reference to the choice of law principles thereof, except for the validity of corporate action of the parties hereto, which shall be governed by and construed in accordance with the laws of the jurisdiction of incorporation or organization of such party.

Section 6.5 Entire Agreement; Amendment; Waiver. This Agreement, and the certificates, instruments and other documents delivered pursuant hereto, contain the entire agreement among the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties among the parties hereto other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder.

Section 6.6 Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Company shall be addressed to:

            Reinsurance Group of America, Incorporated
            1370 Timberlake Manor Parkway
            Chesterfield, Missouri 63107-6039
            Attention: Jack B. Lay, Executive Vice President and
                       Chief Financial Officer
            Telecopy: 636-736-7839

            with copies to:

            Reinsurance Group of America, Incorporated
            c/o General American Life Insurance Company
            700 Market Street
            St. Louis, Missouri  63101
            Attention: James E. Sherman
            Telecopy:  314-444-0510

            Bryan Cave LLP
            One Metropolitan Square
            211 North Broadway
            St. Louis, Missouri  63102-2750
            Attention:  R. Randall Wang, Esq.
            Telecopy:  314-259-2020

            Notices to Buyer or any of its Affiliates shall be addressed to:

            Metropolitan Life Insurance Company
            One Madison Avenue
            New York, New York 10010
            Attention:  William Wheeler, Treasurer
            Telecopy:  212-578-0266

            with a copy to:

            Dewey Ballantine LLP
            1301 Avenue of the Americas
            New York, New York  10019
            Attention:  Linda E. Ransom, Esq.
            Telecopy:  212-259-6333

            Notices to GenAmerica, GALIC and EIM shall be addressed to:

            General American Life Insurance Company
            700 Market Street
            St. Louis, Missouri 63101-1887
            Attention:  Robert Banstetter
            Telecopy:  314-444-0510

            with a copy to:

            LeBoeuf, Lamb, Greene & MacRae, L.L.P.
            125 West 55th Street
            New York, New York 10019-4513
            Attention:  Alexander M. Dye, Esq.
            Telecopy:  212-424-8500

            Each party may change the person, address and number to which notices are to be sent by giving written notice of any such change in the manner provided herein.

Section 6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, except that Buyer may assign its rights hereunder without the consent of the other parties hereto to
(i) a Subsidiary or Affiliate of Buyer or (ii) a person who purchases shares of Company Common Stock from Buyer other than in a Public Offering or other than pursuant to Rule 144 under the Securities Act, and who assumes the obligations of Buyer hereunder pursuant to an agreement delivered to the Company in form and substance reasonably satisfactory to the Company.

Section 6.8 Headings. The headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Articles or Schedules contained herein mean Sections or Articles of or Schedules to this Agreement unless otherwise stated.

Section 6.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Each party hereto may waive compliance by any other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with only by an instrument in writing. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

Section 6.10 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

Section 6.11 Registration Rights Agreement. GALIC acknowledges that it is the Holder of a majority of the outstanding Registrable Securities (as "Holder" and "Registrable Securities" are defined in the Registration Rights Agreement dated as of April 15, 1993 between the Company and GALIC (the "GALIC Registration Rights Agreement")), and GALIC hereby (i) consents to the Company's execution and delivery of and performance under the Registration Rights Agreement dated as of November 23, 1999 between the Company and Buyer (the "Buyer Registration Rights Agreement") and (ii) waives any breaches at any time under the GALIC Registration Rights Agreement resulting from the Company's execution and delivery of or performance under the Buyer Registration Rights Agreement.

            IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of each of the parties hereto as of the date first above written.


                                   METROPOLITAN LIFE INSURANCE COMPANY


                                   By: /s/ William J. Wheeler
                                      ------------------------------------------
                                       Name: William J. Wheeler
                                       Title:Senior Vice-President and Treasurer


                                   GENAMERICA CORPORATION


                                   By:   /s/ Robert J. Banstetter
                                      ------------------------------------------
                                       Name:  Robert J. Banstetter
                                       Title: Vice President, General Counsel
                                              and Secretary


                                   GENERAL AMERICAN LIFE INSURANCE COMPANY


                                   By:   /s/ Robert J. Banstetter
                                      ------------------------------------------
                                       Name: Robert J. Banstetter
                                       Title: Vice President, General Counsel
                                              and Secretary

                                   EQUITY INTERMEDIARY COMPANY


                                   By:   /s/ Matthew P. McCauley
                                      ------------------------------------------
                                       Name: Matthew P. McCauley
                                       Title: Vice President, General Counsel
                                              and Secretary


                                   REINSURANCE GROUP OF AMERICA, INCORPORATED


                                   By:   /s/ Jack B. Lay
                                      ------------------------------------------
                                       Name: Jack B. Lay
                                       Title:Executive Vice President and
                                             Chief Financial Officer

                                   SCHEDULE 1

                          CAPITALIZATION OF THE COMPANY


75,000,000 shares of Company Common Stock authorized, with 45,151,264 shares of Company Common Stock issued and outstanding and 1,117,320 shares of Company Common Stock held by the Company in its treasury.

10,000,000 shares of Preferred Stock, par value $0.01 per share, authorized, with no shares of Preferred Stock of the Company issued and outstanding.

Options to purchase 1,704,922 shares of Company Common Stock.